Exhibit 10.1

Amendment Number 1
to the
ERIE INDEMNITY COMPANY

LONG TERM INCENTIVE PLAN

(As Amended and Restated Effective as of January 1, 2014)

WHEREAS, Erie Indemnity Company (the “Company”) established the Long Term Incentive Plan (the “Plan”) effective March 2, 2004, and most recently amended the Plan through a restatement effective January 1, 2014, which was approved by shareholders on April 15, 2014;
WHEREAS, under Section 14 of the Plan, the board of directors of the Company reserved authority to amend the Plan; and
WHEREAS, the board of directors desires to amend the Plan to allow for the award of phantom stock and for the substitution of payment in cash for payment in shares under outstanding awards.
NOW, THEREFORE, the Plan is amended as follows, effective February 18, 2015:
1.The text of Section 1 of the Plan is amended to read as follows:
Erie Indemnity Company (the “Company”) established the Long Term Incentive Plan (the “Plan”) effective March 2, 2004. The Company amended and restated the Plan effective as of January 1, 2014, subject to shareholder approval as provided in Section 12.
On April 15, 2014, shareholders approved the Plan as amended and restated effective January 1, 2014.
The Board of Directors of the Company amended the Plan by the adoption of Amendment Number 1, effective February 18, 2015.
2.Section 3(k) of the Plan is amended to read as follows:
(k)    “Fair Market Value” of a Share
(1)    means, if the Shares are traded on a national securities exchange, the average of the high and low prices of a Share as reported on such exchange or under any composite transaction report of such exchange on a given date, or, if no prices are so reported on that date, on the next preceding date on which such prices are so reported, or if the Shares are traded in the over-the-counter market, the mean between the closing bid and asked prices of a Share on the given date, or, if no prices are so quoted on that date, on the next preceding date on which such prices are so quoted, provided, however, that
(2)    for the purpose of determining the individual limit on a Phantom Stock award pursuant to Section 5(d)(iii), the amount payable with respect to Phantom Stock, and the amount payable with respect to Restricted Performance Shares payable in cash pursuant to Section 10(c), “Fair Market Value” of a Share means the average of the values determined under paragraph (1) above for each of the last twenty trading days in the Performance Period to which the Phantom Stock or Restricted Performance Shares relate.
3.Section 3 of the Plan is amended by the redesignation of subsection (r) as subsection (s) and the addition of a new subsection (r) to read as follows:
(r)    “Phantom Stock” and “Phantom Stock Share” have the meanings given in Section 8(d).
4.Section 5 is amended by the redesignation of subsection (d)(iii) as subsection (d)(iv) and the addition of a new subsection (d)(iii) as follows:
(iii)    The maximum dollar amount that may be earned under the Plan by a Participant for a Performance Period with respect to an award of Phantom Stock shall be the product of 250,000 Shares multiplied by the Fair Market Value of a Share.
5.Section 7(a) is amended to read as follows:
(a)    Types of Awards. Awards under the Plan may be in the form of Restricted Performance Shares, Performance Units, Phantom Stock, or in any combination of them.
6.The first sentence of Section 7(b) is amended to read as follows:
The Committee shall select the Employees to participate in the Plan, determine the times when awards shall be made to Participants and the Performance Periods for awards, determine the number or amount of Restricted Performance Shares, Performance Units, or Phantom Stock Shares subject to each award, and establish all other terms of each award.
7.Section 8 is amended by changing the title to “Restricted Performance Shares, Performance Units, and Phantom Stock” and by the redesignation of subsections (d) through (f) as subsections (e) through (g) (which shall be reflected in the references to the subsections throughout the Plan) and by the addition of a new subsection (d) to read as follows:
(d)    Phantom Stock. A Phantom Stock Share shall represent a right to receive the Fair Market Value of a Share of Common Stock, and Phantom Stock shall represent the right to receive the value of Shares of Common Stock, the number of which shall be calculated with reference to a Participant’s salary or such other elements of compensation determined by the Committee based on the achievement, or on the level of achievement, of the Performance Goals established by the Committee for the Participant for that Performance Period.
8.The first sentence of Section 8(e) (as redesignated by this amendment) is amended to read as follows:
When the Committee awards Restricted Performance Shares, Performance Units, or Phantom Stock to and establishes Performance Goals and a Performance Period for a Participant, the Committee shall specify, in terms of an objective formula or standard, the method for calculating the number of Shares (with respect to Restricted Performance Shares), the amount (with respect to Performance Units), or the number of Phantom Stock Shares that shall be earned by the Participant based on the achievement, or level of achievement, of the Performance Goals established for the Participant.

9.Section 9(c) is amended to read as follows:
(c)    Retirement, Death, or Disability. If a Participant’s termination of employment occurs before the last day of the Performance Period by reason of Normal or Early Retirement, Death, or Permanent Disability, the Participant’s interest in a portion of the award for that Performance Period shall be vested. The Committee in its discretion shall determine the portion to be vested, provided that it shall not be less than a pro rata portion that is determined by multiplying (i) the total number of Shares of Common Stock earned pursuant to a Restricted Performance Share award, or the total dollar amount earned pursuant to a Performance Unit award, or the number of Phantom Stock Shares earned pursuant to a Phantom Stock award, based, in all cases, upon the level of achievement of Performance Goals during a reduced Performance Period that is deemed to end, for the purposes of Section 3(k)(2) (averaging period for Fair Market Value of a Share), Section 8(f) (period for measuring achievement of Performance Goals) and Section 10(a) (timing of payment) as well as of this subsection, on the last day of the calendar year in which such termination of employment occurs, by (ii) a fraction the numerator of which is the number of full months during which the Participant remained employed in the reduced Performance Period, and the denominator of which is the number of full months the Performance Period would have included had it not been reduced.
10.Section 10(a) is amended to read as follows:
(a)    Timing of Payment. The Company shall pay to the Participant the number of Shares of Common Stock earned and vested pursuant to an award of Restricted Performance Shares, and the dollar amount earned and vested pursuant to an award of Performance Units, or the dollar amount payable with respect to the number of Phantom Stock Shares earned and vested pursuant to an award of Phantom Stock, in the first calendar year beginning after the end of the Performance Period for the award, as promptly as reasonably practicable following the Committee’s determination and certification of the award as set forth in Section 8(f), subject to subsections (b) and (c) below.
11.Section 10(c) is amended to read as follows:
(c)    Restricted Performance Shares Payable in Cash in Certain Cases.
(i)    With respect to an award of Restricted Performance Shares, if the Participant’s termination of employment occurs by reason of Early or Normal Retirement, death, or Permanent Disability, or if the termination occurs for any reason after the end of the Performance Period and before the payment of Shares earned and vested pursuant to the award, the Participant may elect to have payment made not in Shares but in a cash lump sum in an amount equal to the Fair Market Value of the Shares that would otherwise have been payable. Payment in cash shall be made at the time payment in Shares would have been made.
(ii)    With respect to an award of Restricted Performance Shares, the Board of Directors may, after the grant of the award, amend the award to provide that payment of the award shall be made not in Shares but in a cash lump sum in an amount equal to the Fair Market Value of the Shares that would otherwise have been payable, provided, however, in the case of an award granted before 2015, the amendment shall not be effective without the consent of the holder of the award. Payment in cash shall be made at the time payment in Shares would have been made.

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this document to be executed this 25th day of March, 2015.
ERIE INDEMNITY COMPANY

By /s/ Sean J. McLaughlin
Sean J. McLaughlin
Executive Vice President,
Secretary and General Counsel

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